SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 11, 2011

Bioflamex Corporation
(Exact name of registrant as specified in its charter)

NV	000-53712	Pending
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Christiansvej 31 , 2920 Charlottenlund, Denmark
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  +45 50 19 75 28

___________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – Corporate Governance and Management

Item 5.02     Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On March 14, 2011, the board of directors appointed Mr. Henrik Dahlerup to act as a member of our board of directors.

Henrik Dahlerup, age 48, has an extensive background in communication and strategic marketing and consulting through his employment as a senior management member at the most prominent international communications corporations: Young & Rubicam (1991-1997), McCann (1997-1999) Rapp Collins (1998-2002) and DDB (2002-2005). His experience in this field counts for 16 years of management and servicing of prime local and international corporations.  Mr. Dahlerup completed O&A levels at the International School of ECOS in Marbella Spain in 1981, 1 year of business school at Niels Brock Business School from 1984-1985, and 2 years of a bachelor degree in marketing from Copenhagen Business School from 1987-1989.  Since his formal education, Mr. Dahlerup has completed several complementary educational programs related to business and leadership that were financed by prior employers.

There are no family relationships between Mr. Dahlerup and any of our directors or executive officers.

Mr. Dahlerup has not had any material direct or indirect interest in any of our transactions or proposed transactions over the last two years.  At this time, we do not have any employment agreement with Mr. Dahlerup.

SECTION 8 – Other Events

Item 8.01     Other Events

On March 11, 2010, we formed an advisory board. The function of the members of the advisory board will be to advise and make non-binding recommendations to our Board of Directors with respect to matters within the areas of their experience and expertise. We have appointed three members to our advisory board.  Each member will serve for a term of 2 years and will be compensated with 100,000 shares of our common stock at the end of the term.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bioflamex Corporation

/s/ Kristian Schiorring
Kristian Schiorring
President, CEO, CFO, Sec, Tres and Director

Date: March 14, 2011